Exhibit 10.1
PURCHASE AND SALE AGREEMENT
dated as of March 9, 2011
between
BIOCRYST PHARMACEUTICALS, INC.
and
JPR ROYALTY SUB LLC

i

ii

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Counterparty Instruction
Exhibit C	Intellectual Property Matters

iii

PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement”) dated as of March 9, 2011 is between BIOCRYST PHARMACEUTICALS, INC., a Delaware corporation (the “Seller”), and JPR ROYALTY SUB LLC, a Delaware limited liability company (the “Purchaser”).
W I T N E S S E T H
:
     WHEREAS, the Seller has the right to receive royalties based on Net Sales of the Licensed Products in the Territory under the Counterparty License Agreement; and
     WHEREAS, the Seller desires to sell, transfer, convey, assign, contribute and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Assets, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION
     Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. For purposes hereof, the term “Affiliate” when used in respect of the Seller shall be deemed to exclude the Purchaser.
     “Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (i) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (iii) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (i) or clause (ii) above; or (iv) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.
     “Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by the Seller and the Purchaser substantially in the form of Exhibit A.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to remain closed.
     “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.
     “Closing” has the meaning set forth in Section 5.1.
     “Closing Date” has the meaning set forth in Section 5.1.
     “Collateral” has the meaning set forth in the Granting Clause of the Indenture.
     “Collection Account” has the meaning set forth in Section 3.1(a) of the Indenture.
     “Commercial Sales” has the meaning set forth in Section 9.3(a) of the Counterparty License Agreement.
     “Compound” has the meaning set forth in Section 1.1(m) of the Counterparty License Agreement.
     “Confidential Information” means, as it relates to the Seller and its Affiliates, the Licensed Products and the Intellectual Property Rights, all information (whether written or oral, or in electronic or other form) furnished after the Closing Date involving or relating in any way, directly or indirectly, to the Purchased Assets or the Royalties, including (a) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including the Counterparty License Agreement, the UAB Agreement and the Currency Hedge Agreement) involving or relating in any way, directly or indirectly, to the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents of any kind concerning or relating in any way, directly or indirectly, to the Seller, the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above, and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Assets or the compounds or products giving rise to the Purchased Assets; provided, however, that, solely for purposes of this Purchase and Sale Agreement, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed, (ii) lawfully obtainable from other sources, (iii) required to be disclosed in any document to be filed with any Governmental Authority or (iv) required to be disclosed by court or administrative order or under laws, rules and regulations applicable to the Seller or the Purchaser or their respective Affiliates (including securities laws, rules and regulations), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of the Seller or the Purchaser or their respective Affiliates may be listed for trading.
     “Counterparty” means Shionogi & Co., Ltd., a Japanese corporation.
     “Counterparty Instruction” means the irrevocable direction to Counterparty in the form set forth in Exhibit B.
     “Counterparty License Agreement” means that certain License, Development and Commercialization Agreement dated as of February 28, 2007, as amended by that certain First Amendment to License, Development and Commercialization Agreement dated as of September 30, 2008, that certain letter agreement dated May 10, 2010 and that certain Consent Agreement dated as of November 2, 2010, between the Seller and Counterparty. The term “Counterparty License Agreement” shall include all rights that arise therefrom and relate thereto.
     “Currency Hedge Agreement” means that certain Confirmation (including the related letter agreement) dated as of March 9, 2011 and the ISDA Master Agreement (including the schedule and credit support annex included therein) (solely insofar as such ISDA Master Agreement relates to such Confirmation and not to any other “Transaction” as such term is defined in such ISDA Master Agreement) dated as of March 7, 2011, in each case between the Seller and the Currency Hedge Provider (and any replacement foreign currency hedge arrangement entered into by the Seller as permitted by Section 4.11(e)(i) of this Purchase and Sale Agreement) and, with respect to such letter agreement, among the Seller, the Currency Hedge Provider, the Purchaser and the Trustee.

     “Currency Hedge Payments” means the amounts required to be paid to the Seller by the Currency Hedge Provider pursuant to the Currency Hedge Agreement (subject to all of the Currency Hedge Provider’s rights under the Currency Hedge Agreement (including, to the extent provided in the Currency Hedge Agreement, liquidation, netting and setoff rights, specified conditions precedent to the Currency Hedge Provider’s required payments and performance and rights to realize on margin or other collateral)) except any amount required to be paid to the Seller by the Currency Hedge Provider pursuant to the Currency Hedge Agreement as a result of a termination of the Currency Hedge Agreement by the Seller permitted by Section 4.11(e) of this Purchase and Sale Agreement.
     “Currency Hedge Provider” means Morgan Stanley Capital Services Inc.
     “Discrepancy” has the meaning set forth in Section 2.2(b).
     “Disputes” has the meaning set forth in Section 3.9(e).
     “Dollar” or the sign “$” means United States dollars.
     “Event of Default” has the meaning set forth in Section 4.1 of the Indenture.
     “Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4.
     “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.
     “Field” has the meaning set forth in Section 1.1(u) of the Counterparty License Agreement.
     “Future Data” has the meaning set forth in Section 2.5(c)(i) of the Counterparty License Agreement.
     “GAAP” means generally accepted accounting principles in effect in the United States from time to time.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.
     “Indenture” means that certain indenture, dated as of the Closing Date, by and between the Purchaser and U.S. Bank National Association, a national banking association, as initial trustee thereunder, and any successor appointed in accordance with the terms thereof.
     “Intellectual Property Rights” means: (a) patents and patent applications; (b) continuations, continuations-in-part, divisionals and substitute applications with respect to any such patent application; (c) patents issued based on or claiming priority to any such patent applications; (d) reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patents; and (e) confirmation patent or registration patent or patent of addition based on any such patents, in each case, owned, licensed or controlled by the Seller, that are filed in the Territory solely to the extent that any of the foregoing relate to the manufacture, use or sale of Licensed Products and/or Compound in the Field.
     “Issuer Pledged Collateral” has the meaning set forth in Section 2.1 of the Pledge and Security Agreement.
     “Know-How” has the meaning set forth in Section 1.1(hh) of the Counterparty License Agreement.
     “Knowledge” means the actual knowledge of any of the following officers or employees of the Seller: the Chief Executive Officer; the Chief Financial Officer; the General Counsel; the Vice President, Drug Discovery; the Vice President, Strategic Planning and Commercialization; and the Chief Medical Officer.
     “Licensed Product” has the meaning set forth in Section 1.1(jj) of the Counterparty License Agreement.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale, any sale with recourse or any agreement to give any security interest.
     “Loss” means any loss, Set-off, cost, charge, expense, interest, fee, payment, demand, liability, claim, action, proceeding, penalty, fine, damages, judgment, order or other sanction.
     “Material Adverse Change” means any event, circumstance or change resulting in a material adverse effect on (a) the legality, validity or enforceability of any of the Transaction Documents, the Counterparty License Agreement or the back-up security interest granted pursuant to Section 2.1(d), (b) the right or ability of the Servicer, the Seller (or any permitted assignee) or the Purchaser to perform its obligations under any of the Transaction Documents or the Counterparty License Agreement, in each case to which it is a party, or to consummate the transactions contemplated hereunder or thereunder, (c) the rights or remedies of the Purchaser under any of the Transaction Documents or the Counterparty License Agreement, (d) the timing, amount or duration of the Royalties or any Currency Hedge Payments, (e) the Purchased Assets, (f) the Intellectual Property Rights or (g) the ability of the Trustee to realize the practical benefit of the Pledge and Security Agreement (including any failure to have a perfected Lien on any of the Issuer Pledged Collateral as required by the Indenture).
     “Material Use” has the meaning set forth in Section 1.1(mm) of the Counterparty License Agreement.
     “Memorandum” means the private placement memorandum of the Purchaser dated March 1, 2011.

     “Net Sales” has the meaning set forth in Section 1.1(pp) of the Counterparty License Agreement.
     “New Formulations” has the meaning set forth in Section 1.1(jj) of the Counterparty License Agreement.
     “NI Option” has the meaning set forth in Section 12.1 of the Counterparty License Agreement.
     “NI Option Period” has the meaning set forth in Section 12.1 of the Counterparty License Agreement.
     “Non-Commercial Sales” has the meaning set forth in Section 9.3(a) of the Counterparty License Agreement.
     “Noteholder” means any Person in whose name a Note is registered from time to time in the Register for such Note.
     “Notes” means any notes issued under the Indenture from time to time, including the JPR PhaRMASM Senior Secured 14% Notes due 2020 of the Purchaser in the initial outstanding principal balance of $30,000,000 issued on the Closing Date.
     “Option” means a foreign currency exchange option set forth in the Currency Hedge Agreement.
     “Options” means, collectively, the foreign currency exchange options set forth in the Currency Hedge Agreement.
     “Patent” means any pending or issued patent or continuation, continuation in part, division, extension or reissue thereof.
     “Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.
     “Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.
     “Pledge and Security Agreement” means that certain pledge and security agreement dated as of the Closing Date made by the Seller to the Trustee.
     “Purchase Agreements” means those certain note purchase agreements dated the Closing Date among the Purchaser, the Seller and the note purchasers named therein.
     “Purchase and Sale Agreement” has the meaning set forth in the preamble.

     “Purchased Assets” means, collectively, the Seller’s (a) right, title and interest in, to and under the Counterparty License Agreement to (i) receive all of the Royalties, (ii) receive the reports produced by Counterparty pursuant to the Counterparty License Agreement in respect of sales of Licensed Products in the Territory, (iii) audit the records of Counterparty in respect of such sales pursuant to the Counterparty License Agreement and receive an audit report summarizing the results of any such audit and (iv) make indemnification claims against Counterparty pursuant to the Counterparty License Agreement, (b) rights under the Currency Hedge Agreement to receive the Currency Hedge Payments, (c) right to disapprove of an assignment of the Counterparty License Agreement by Counterparty and (d) right to transfer, assign or pledge the foregoing, in whole or in part, and the proceeds of and the rights to enforce each of the foregoing. For the avoidance of doubt, Purchased Assets do not include (x) any amounts payable by Counterparty to the Seller in consideration for the supply by the Seller of Compound to Counterparty or (y) any royalties payable by Counterparty to the Seller arising out of, related to or resulting from Non-Commercial Sales.
     “Purchase Price” has the meaning set forth in Section 2.3.
     “Purchaser” has the meaning set forth in the preamble.
     “Purchaser Indemnified Party” has the meaning set forth in Section 6.1.
     “RAPIACTA” means (i) the brand name for peramivir in Japan and (ii) the equivalent product sold by Counterparty or its Affiliates in Taiwan under such brand name or another brand name.
     “Register” has the meaning set forth in Section 2.3(a) of the Indenture.
     “Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any country.
     “Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Licensed Products may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.
     “Royalties” means (a) all royalties paid, owed, accrued or otherwise required to be paid to the Seller or any of its Affiliates under the Counterparty License Agreement arising out of, related to or resulting from Commercial Sales by Counterparty or its Affiliates of Licensed Product in the Territory (including not only from the Commercial Sale of currently approved indications for Licensed Product in the Territory, but also from any additionally approved indications and from any off-label usage for Licensed Product in the Territory) and, in each case, attributable to the period commencing on the Royalties Commencement Date, including (i) all amounts due or to be paid to the Seller or any of its Affiliates under Section 9.3(b) of the Counterparty License Agreement and (ii) all amounts due or to be paid to the Seller or any of its Affiliates in lieu thereof (whether based upon Commercial Sales of Licensed Product in the

Territory or otherwise), (b) all future milestone payments paid, owed, accrued or otherwise required to be paid to the Seller or any of its Affiliates under the Counterparty License Agreement, (c) all indemnity payments, recoveries, damages or award or settlement amounts paid or payable to the Seller or any of its Affiliates by any third party and arising out of or relating to the Commercial Sale of Licensed Products in the Territory or as a result of a breach by any Person other than the Seller of the Counterparty License Agreement with respect to the Commercial Sale of Licensed Products in the Territory and attributable to the period commencing on the Royalties Commencement Date, including pursuant to Section 4.5(d) or Section 4.5(e), (d) all other amounts paid by Counterparty or any other Person pursuant to the Counterparty License Agreement arising out of, related to or resulting from the Commercial Sale by Counterparty or its Affiliates of Licensed Products in the Territory and attributable to the period commencing on the Royalties Commencement Date, (e) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described herein and (f) all proceeds (as defined under the UCC) of any of the foregoing.
     “Royalties Commencement Date” means January 1, 2011.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Seller” has the meaning set forth in the preamble.
     “Seller Account” has the meaning set forth in Section 4.4(d).
     “Seller Shortfall” means the amount, if any, payable by the Seller to Counterparty under the Counterparty License Agreement or to the Currency Hedge Provider under the Currency Hedge Agreement that is due and payable but that has not been paid by the Seller.
     “Seller Shortfall Payment” means any payment made by the Trustee in respect of any Seller Shortfall.
     “Servicer” means the Seller, acting in its capacity as servicer pursuant to the Servicing Agreement (or any other Person appointed to succeed the Seller as such or any successor thereto pursuant to the Servicing Agreement).
     “Servicing Agreement” means that certain servicing agreement dated as of the Closing Date between the Purchaser and the Seller.
     “Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.
     “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person. For purposes hereof, the term “Subsidiary” when used in respect of the Seller shall be deemed to exclude the Purchaser.
     “Territory” means Japan and Taiwan.
     “Third Party New Formulations License” has the meaning set forth in Section 9.3(e)(i) of the Counterparty License Agreement.
     “Transaction Documents” means this Purchase and Sale Agreement, the Bill of Sale, the Counterparty Instruction, the Indenture, the Notes, the Pledge and Security Agreement, the Servicing Agreement, the Purchase Agreements and the Currency Hedge Agreement.
     “Trustee” means U.S. Bank National Association, a national banking association, as initial trustee of the Notes under the Indenture, and any successor appointed in accordance with the terms of the Indenture.
     “UAB” means The UAB Research Foundation, a non-profit corporation.
     “UAB Agreement” means that certain Joint Research and License Agreement dated as of November 23, 1994 between the Seller and UAB, as amended by that certain letter agreement dated October 9, 1996 and by that certain Agreement dated as of December 16, 2010 between the Seller and UAB.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
     “U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.
     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Yen” or the sign “¥” means Japanese yen.
     Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Purchase and Sale Agreement:
          (a) A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

          (b) Unless otherwise defined, all terms used herein that are defined in the UCC shall have the meanings stated in the UCC.
          (c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.
          (d) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
          (e) References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof and include any annexes, exhibits and schedules attached thereto, and the provisions thereof apply to successive events and transactions.
          (f) References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.
          (g) References to any Person shall be construed to include such Person’s successors and permitted assigns.
          (h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.
          (i) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Purchase and Sale Agreement shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified.
          (j) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
          (k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the next succeeding Business Day, and payments shall be adjusted accordingly.
          (l) Any reference herein to a term that is defined by reference to its meaning in the Counterparty License Agreement or the UAB Agreement shall refer to such term’s meaning in the Counterparty License Agreement or the UAB Agreement, as the case may be, as in existence on the date hereof (and not to any new, substituted or amended version thereof).

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
     Section 2.1 Purchase and Sale.
          (a) Subject to the terms and conditions of this Purchase and Sale Agreement, on the Closing Date, the Seller shall sell, transfer, convey, assign, contribute and grant to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by the Transaction Documents.
          (b) The Seller and the Purchaser intend and agree that the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Assets and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Assets. Neither the Seller nor the Purchaser intends the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge or assignment of only a security agreement. The Seller waives any right to contest or otherwise assert that this Purchase and Sale Agreement is other than a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Assets under applicable law, which waiver shall be enforceable against the Seller in any Bankruptcy Event relating to the Seller. The sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets shall be reflected on the Seller’s financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP or the rules of the SEC require otherwise with respect to the Seller’s consolidated financial statements).
          (c) The Seller hereby authorizes the Purchaser or its designee to execute, record and file, and consents to the Purchaser or its designee executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to evidence the purchase, acquisition and acceptance by the Purchaser of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by the Seller to the Purchaser pursuant to Section 2.1(d).
          (d) Notwithstanding that the Seller and the Purchaser expressly intend for the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets to be a true, complete, absolute and irrevocable sale and assignment, the Seller hereby grants, conveys, pledges and assigns to the Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Purchase and Sale Agreement is held not to be a sale, a security interest in and to all of the Seller’s right, title and interest in, to and under the Purchased Assets and, in such event, this Purchase and Sale Agreement shall constitute a security agreement.

     Section 2.2 Entitlement to Payments. The Purchaser shall be entitled to receive the following transfers and payments in respect of the Purchased Assets:
          (a) The Seller agrees that the Purchaser is entitled to the Purchased Assets and may enforce such entitlement directly against Counterparty pursuant to the Counterparty License Agreement and the Currency Hedge Provider pursuant to the Currency Hedge Agreement and, notwithstanding any claim or Set-off that the Seller may have against the Purchaser or that Counterparty or the Currency Hedge Provider may have against the Seller, the Seller agrees and will use its best efforts to ensure (including taking such actions as the Purchaser shall reasonably request) that each of Counterparty and the Currency Hedge Provider remits all payments that Counterparty or the Currency Hedge Provider, as the case may be, is required to pay to the Seller under the Counterparty License Agreement and the Currency Hedge Agreement, as the case may be, with respect to the Purchased Assets directly to the Collection Account, pursuant to the Counterparty Instruction and the irrevocable direction described in Section 5.2(c).
          (b) For the avoidance of doubt, the parties hereto understand and agree that if Counterparty fails to pay any Royalties when the Seller or the Purchaser reasonably believes such Royalties are due under the Counterparty License Agreement, except for any Set-off contemplated by Section 2.2(c) (each such unpaid amount, a “Discrepancy”), and if such Discrepancy is not the result of a default or breach by the Seller under the Counterparty License Agreement, then the Seller shall not be obligated to pay to the Purchaser or otherwise compensate or make the Purchaser whole with respect to any such Discrepancy so long as the Seller is in compliance with the provisions of this Purchase and Sale Agreement; provided, however, that nothing in this Section 2.2(b) shall limit or affect in any respect the rights of any Purchaser Indemnified Party under Article VI.
          (c) The Seller agrees that it will promptly (and in any event within three Business Days) pay to the Purchaser in accordance with Section 4.4 the amount of any Set-off by Counterparty against any Royalties or other Purchased Assets to the extent that such Set-off arises out of or relates to any period prior to the Royalties Commencement Date or to any events occurring, circumstances existing or actions taken prior to the Royalties Commencement Date and that in each case has the effect of reducing amounts to be paid to the Purchaser following the Closing Date.
     Section 2.3 Purchase Price. In full consideration for the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets, and subject to the terms and conditions set forth herein, the Purchaser shall pay (or cause to be paid) to the Seller, or the Seller’s designee, on the Closing Date, the sum of $24,023,660, in immediately available funds by wire transfer to the Seller Account (the “Purchase Price”), it being understood that any excess portion of the consideration for the Purchased Assets, where the total consideration for the Purchased Assets is equal to the fair market value of the Purchased Assets as agreed at arm’s length by the Seller and the Purchaser, shall be deemed a capital contribution by the Seller to the Purchaser in an amount equal to such excess portion.
     Section 2.4 No Assumed Obligations. Notwithstanding any provision in this Purchase and Sale Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under the Counterparty License Agreement (including any obligation to pay any amounts to, or accept any Set-off by, Counterparty or any of Counterparty’s Affiliates), any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates (the “Excluded Liabilities and Obligations”).
          Section 2.5 Excluded Assets. The Purchaser does not, by purchase, acquisition or acceptance of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Seller under the Counterparty License Agreement or the UAB Agreement, other than the Purchased Assets, or any other assets of the Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Purchaser as of the date hereof as follows:
     Section 3.1 Organization. The Seller is duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and carry on its business as described in the filings made by the Seller with the SEC from time to time, to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to exercise its rights and to perform its obligations under the Counterparty License Agreement. The Seller is duly licensed or qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the conduct of its business or its ownership or leasing of property requires such license or qualification, except where the failure to do so would not, individually or in the aggregate, be a Material Adverse Change.
     Section 3.2 Seller Authorization. Each Transaction Document to which the Seller is party has been duly authorized, executed and delivered by the Seller. When each Transaction Document to which the Seller is party has been duly executed and delivered by all other parties thereto, such Transaction Document constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
     Section 3.3 Governmental and Third Party Authorizations. The execution and delivery by the Seller of the Transaction Documents to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for filings with the SEC, the filing of the UCC financing statements referred to in Section 2.1, the notice to Counterparty contained in the Counterparty Instruction, the irrevocable direction described in Section 5.2(c) and any third party consents previously obtained.
     Section 3.4 Ownership. The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Assets and the Intellectual Property Rights and has good and valid title thereto, free and clear of all Liens. The Seller has filed or applied for registration for its ownership interest in the Patents included in the Intellectual Property Rights in the appropriate agencies in Japan, and the Seller is the exclusive “owner of record” of such patents in each such jurisdiction. The Purchased Assets sold, transferred, conveyed, assigned, contributed and granted to the Purchaser on the Closing Date have not been pledged, sold, transferred, conveyed, assigned, contributed or granted by the Seller to any other Person. The Seller has full right to sell, transfer, convey, assign, contribute and grant the Purchased Assets to the Purchaser. Upon the sale, transfer, conveyance, assignment, contribution and granting by the Seller of the Purchased Assets to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Assets free and clear of all Liens, other than Liens in favor of the Trustee, and shall be the exclusive owner of the Purchased Assets. The Purchaser has or shall have the same rights as the Seller would have with respect to the Purchased Assets (if the Seller were still the owner of such Purchased Assets) against any other Person.
     Section 3.5 Solvency. The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents to which the Seller is a party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. On the Closing Date, (a) the fair saleable value of the Seller’s assets will be greater than the sum of its debts and other obligations, including contingent liabilities, (b) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (c) the Seller will be able to realize upon its assets and pay its debts and other obligations, including contingent obligations, as they mature, (d) the Seller will not have unreasonably small capital with which to engage in its business or be unable to pay its debts as they mature, (e) the Seller has not incurred and does not have present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Seller will not have become subject to any Bankruptcy Event and (g) the Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by the Seller or, so far as it is aware, any other Person to make the Seller subject to a Bankruptcy Event.
     Section 3.6 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether civil, criminal, administrative, regulatory or investigative) pending or, to the Knowledge of the Seller, threatened by or against the Seller or, to the Knowledge of the Seller, pending or threatened by or against Counterparty with respect to

RAPIACTA, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory or investigative) by or before a Governmental Authority pending or, to the Knowledge of the Seller, threatened against the Seller or, to the Knowledge of the Seller, pending or threatened against Counterparty with respect to RAPIACTA, that, in each case, (i) if adversely determined, would, individually or in the aggregate, be a Material Adverse Change, or (ii) challenges, or would have the effect of preventing, delaying, making illegal, or otherwise would reasonably be expected to interfere with, any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of the Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.
     Section 3.7 Compliance with Laws. The Seller is not (a) in violation of and has not violated, and, to the Knowledge of the Seller, is not under investigation with respect to, and has not been threatened to be charged with or been given notice of any violation of, any law, statute, rule, ordinance or regulation of, or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by, any Governmental Authority or (b) subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, that, in the case of clause (a) or clause (b), would, individually or in the aggregate, be a Material Adverse Change. To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to constitute or result in a violation by the Seller of, or a failure on the part of the Seller to comply with, any such law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license granted, issued or entered by, any Governmental Authority, in each case, that would, individually or in the aggregate, be a Material Adverse Change. The Seller is in compliance with the requirements of all applicable laws, a breach of any of which would be a Material Adverse Change.
     Section 3.8 No Conflicts.
          (a) None of the execution and delivery by the Seller of any of the Transaction Documents to which the Seller is party, the performance by the Seller of the obligations contemplated hereby or thereby or consummation of the transactions contemplated hereby or thereby conflict with, result in a breach or violation of or constitute a default (with or without notice or lapse of time, or both) under any term or provision of any of the organizational documents of the Seller. Except as would not, individually or in the aggregate, be a Material Adverse Change, none of the execution and delivery by the Seller of any of the Transaction Documents to which the Seller is party, the performance by the Seller of the obligations contemplated hereby or thereby or consummation of the transactions contemplated hereby or thereby: (i) conflict with, result in a breach or violation of or constitute a default (with or without notice or lapse of time, or both) under (A) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Seller or any of its assets or properties may be subject or bound or (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment or instrument to which the Seller is a party or by which the Seller or any of its assets or properties is bound or committed (including the Counterparty License Agreement); or

(ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Intellectual Property Rights, RAPIACTA, the Counterparty License Agreement or the Purchased Assets.
          (b) The Seller has not granted, nor does there exist, any Lien on the Transaction Documents, the Counterparty License Agreement, the Intellectual Property Rights or the Purchased Assets. Except for the license granted by the Seller to Counterparty under the Counterparty License Agreement, any joint ownership interest of UAB that may arise upon any termination of the UAB Agreement (which joint ownership interest would be subject to the license granted by the Seller to Counterparty under the Counterparty License Agreement), or as would not otherwise, individually or in the aggregate, be a Material Adverse Change, there are no licenses, sublicenses, or other rights under the Intellectual Property Rights in the Territory that have been granted to any other Person.
     Section 3.9 Intellectual Property Rights.
          (a) Exhibit C sets forth an accurate and complete list of all Intellectual Property Rights that are Patents. For each of such Intellectual Property Rights listed on Exhibit C, the Seller has indicated (i) the countries in which such Patent is pending, allowed, granted or issued, (ii) the patent number or patent serial number, (iii) the scheduled expiration date of such issued patent, (iv) the scheduled expiration date of such pending patent application once issued and (v) the owner of such Patent.
          (b) To the Knowledge of the Seller, each claim that has been issued or granted by the appropriate Patent Office included in the relevant Intellectual Property Rights that are patents and that covers RAPIACTA is valid and enforceable.
          (c) There are no unpaid maintenance or renewal fees payable by the Seller to any third party that currently are overdue for any of the Intellectual Property Rights that are Patents covering RAPIACTA. No Intellectual Property Rights that are Patents covering RAPIACTA have lapsed or been abandoned, cancelled or expired. To the Knowledge of the Seller, each individual associated with the filing and prosecution of the Intellectual Property Rights that are Patents covering RAPIACTA has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individuals to be material to the patentability of each of the Intellectual Property Rights that are Patents covering RAPIACTA (including any relevant prior art), in each case, in those jurisdictions in the Territory where such duties exist.
          (d) Subsequent to the issuance of any Patents included in the Intellectual Property Rights covering RAPIACTA, neither the Seller nor, to the Knowledge of the Seller, Counterparty has filed any disclaimer or made or permitted any other voluntary reduction in the scope of such Patents. To the Knowledge of the Seller, no allowable or allowed subject matter of the Patents included in the Intellectual Property Rights covering RAPIACTA is subject to any competing conception claims of allowable or allowed subject matter of any Patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings.

          (e) There is no opposition, interference, reexamination, injunction, claim, suit, action, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim of which the Seller has received written notice or that, to the Knowledge of the Seller, is threatened (collectively, “Disputes”) challenging the validity, enforceability or ownership of any of the Intellectual Property Rights or that could give rise to a credit pursuant to Section 9.3(e)(ii) of the Counterparty License Agreement against the payments due to the Seller under the Counterparty License Agreement for the use of the related Intellectual Property Rights. There are no Disputes by or with any third party against the Seller involving RAPIACTA of which the Seller has received written notice. None of the Intellectual Property Rights is subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute of which the Seller has received written notice.
          (f) To the Knowledge of the Seller, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person to which the Seller or, to the Knowledge of the Seller, to which Counterparty is or could reasonably be expected to be a party, and the Seller has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of RAPIACTA in the Territory by Counterparty pursuant to the Counterparty License Agreement does or could infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights arising under the laws of any jurisdiction in the Territory. To the Knowledge of the Seller, there are no pending patent applications owned by any third party that, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of RAPIACTA by Counterparty in the Territory.
          (g) Peramivir is a Licensed Product.
          (h) To the Knowledge of the Seller, there is no third party infringing any Intellectual Property Rights, nor has the Seller received any written notice under the Counterparty License Agreement of infringement of any of the Intellectual Property Rights that is continuing.
          (i) Each of the Seller and, to the Knowledge of the Seller, Counterparty has taken reasonable precautions to protect the secrecy and confidentiality of all Know-How protected as a trade secret under applicable law that is used in connection with the manufacture, use or sale of RAPIACTA by Counterparty or its Affiliates in the Territory.
          (j) The Intellectual Property Rights constitute all of the intellectual property owned or licensed by the Seller or any of the Seller’s Affiliates necessary for the sale by Counterparty of RAPIACTA in the Territory.
          (k) Except for the product clearance opinion dated December 20, 2010 of Abe, Ikubo & Katayama and the validity opinion dated December 20, 2010 of Abe, Ikubo & Katayama, the Seller has not received and is not otherwise in possession of any written legal opinion concerning or with respect to any third party intellectual property rights in the Territory relating to RAPIACTA in the Field, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.
     Section 3.10 Regulatory Approval, Manufacturing and Marketing.
          (a) To the Knowledge of the Seller, Counterparty has complied with its obligations to develop RAPIACTA and seek and obtain Regulatory Approval for RAPIACTA pursuant to the Counterparty License Agreement.
          (b) To the Knowledge of the Seller, RAPIACTA has received Regulatory Approval for marketing and distribution in Japan.
     Section 3.11 No Subordination. The claims and rights of the Purchaser created by any Transaction Document in and to the Purchased Assets are not and shall not, at any time, be subordinated to any creditor of the Seller.
     Section 3.12 Counterparty License Agreement and UAB Agreement.
          (a) Other than the Transaction Documents, the Counterparty License Agreement and the UAB Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller is a party or by which any of its assets or properties is bound or committed (i) that creates a Lien on, or affects or relates in any material respect to, the Purchased Assets, the Counterparty License Agreement or the Intellectual Property Rights, or (ii) for which breach, nonperformance, cancellation or failure to renew would, individually or in the aggregate, be a Material Adverse Change.
          (b) The Seller has provided to the Purchaser a true, correct and complete copy of the Counterparty License Agreement (it being understood that neither Schedule 1.1(q) nor Exhibit G to the Counterparty License Agreement are included therewith) and the UAB Agreement and any confidentiality agreement relating to any of the foregoing.
          (c) The Counterparty License Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, Counterparty, enforceable against the Seller and, to the Knowledge of the Seller, Counterparty in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy. The execution, delivery and performance of the Counterparty License Agreement was and is within the powers of the Seller and, to the Knowledge of the Seller, Counterparty. The Counterparty License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Seller and, to the Knowledge of the Seller, Counterparty. The Seller is not in breach or violation of or in default under the Counterparty License Agreement. There is no event or circumstance that, upon notice or the passage of time, or both, would reasonably be expected to constitute or give rise to any breach or default in the performance of the Counterparty License Agreement by the Seller or, to the Knowledge of the Seller, Counterparty.

          (d) The Seller has not waived any rights or defaults under the Counterparty License Agreement or released Counterparty, in whole or in part, from any of its obligations under the Counterparty License Agreement, in any case that would adversely affect the Purchaser’s rights under any of the Transaction Documents.
          (e) To the Knowledge of the Seller, no event has occurred that would give the Seller (pursuant to Section 14.2 of the Counterparty License Agreement) or Counterparty (pursuant to Section 14.3(a) of the Counterparty License Agreement) the right to terminate the Counterparty License Agreement or give Counterparty the right to cease paying Royalties under the Counterparty License Agreement. The Seller has not received any notice of an intention by Counterparty to terminate or breach the Counterparty License Agreement, in whole or in part, or challenging the validity or enforceability of the Counterparty License Agreement or the obligation to pay the Royalties under the Counterparty License Agreement, or that the Seller or Counterparty is in default of its obligations under the Counterparty License Agreement. The Seller is not aware of any default by Counterparty under the Counterparty License Agreement. The Seller has no intention of terminating the Counterparty License Agreement and has not given Counterparty any notice of termination of the Counterparty License Agreement, in whole or in part.
          (f) Except as provided in the Counterparty License Agreement or for the UAB Agreement, the Seller is not a party to any agreement providing for or permitting a sharing of, or Set-off against, the Royalties payable under the Counterparty License Agreement to the Seller.
          (g) The sale by the Seller of the Purchased Assets to the Purchaser and the execution and delivery of and performance of obligations under the Transaction Documents will not require the approval, consent, ratification, waiver or other authorization of Counterparty under the Counterparty License Agreement or otherwise (except to the extent previously obtained) and will not constitute a breach of or default or event of default under the Counterparty License Agreement or any other agreement or law applicable thereto.
          (h) The Seller has not consented to an assignment by Counterparty of any of Counterparty’s rights or obligations under the Counterparty License Agreement and the Seller does not have Knowledge of any such assignment by Counterparty.
          (i) Neither the Seller nor Counterparty has made any claim of indemnification under the Counterparty License Agreement of which, in the case of Counterparty, the Seller has received any written notice.
          (j) The Seller has not exercised its rights to conduct an audit under the Counterparty License Agreement.
          (k) To the Knowledge of the Seller, the Seller has received all amounts owed to it under the Counterparty License Agreement.
          (l) The Seller has received payment from Counterparty of the signing fee and milestone payments set forth in Section 9.1 and Section 9.2 of the Counterparty License

Agreement. The date of first commercial sale of RAPIACTA was January 26, 2010. Counterparty has exercised its option to manufacture or have manufactured Compound for the Territory. The NI Option was not exercised by Counterparty, and the NI Option Period has expired. There are no New Formulations.
     Section 3.13 Set-off and Other Sources of Royalty Reduction. Except as provided in the Counterparty License Agreement or for any set-off rights that might be available under law, Counterparty has no right of Set-off under any contract or other agreement against the Royalties or any other amounts payable to the Seller under the Counterparty License Agreement. Counterparty has not exercised, and, to the Knowledge of the Seller, Counterparty has not had the right to exercise, any Set-off against the Royalties or any other amounts payable to the Seller under the Counterparty License Agreement. To the Knowledge of the Seller, there are no third party patents that, if licensed by Counterparty, would provide a basis for a reduction in the royalties due to the Seller pursuant to the Counterparty License Agreement based on the royalty or other payments made by Counterparty in consideration of such license. There are no compulsory licenses that have been granted by the Seller or, to the Knowledge of the Seller, threatened with respect to the Intellectual Property Rights, except as provided in the Counterparty License Agreement or rights reserved to any government under law. For the avoidance of doubt, the term “Set-off” as used in this Section 3.13 does not include any items that may reduce Net Sales in accordance with the definition thereof.
     Section 3.14 UCC Matters. The Seller’s exact legal name is, and for the immediately preceding 10 years has been, “BioCryst Pharmaceuticals, Inc.” The Seller’s principal place of business is, and for the immediately preceding 10 years has been, located in Birmingham, Alabama or Durham, North Carolina. The Seller’s jurisdiction of organization is, and for the immediately preceding 10 years has been, the State of Delaware. For the immediately preceding 10 years, the Seller has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting entity.
     Section 3.15 Tax Matters. No deduction or withholding for or on account of any tax has been made, or was required under applicable law to be made, from any payment to the Seller under the Counterparty License Agreement. Except as individually or in the aggregate would not be a Material Adverse Change, the Seller has filed (or caused to be filed) all tax returns and reports required by law to have been filed by it and has paid all taxes required to be paid by it, except any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books. The Seller has never filed any tax return or report under any name other than its exact legal name.
     Section 3.16 UAB Agreement. Under the UAB Agreement, payments due to UAB in respect of RAPIACTA are equal to 4% of royalties and milestone payments received by the Seller from Counterparty under the Counterparty License Agreement, and no other payment provisions of the UAB Agreement are applicable to the Purchased Assets. The failure of the UAB Agreement to continue to be in full force and effect would not (a) result in Counterparty infringing any patent or intellectual property rights of UAB in respect of RAPIACTA or misappropriating any of UAB’s trade secrets or other intellectual property rights in respect of

RAPIACTA or (b) give rise to an independent right of termination of the Counterparty License Agreement (subject to Counterparty’s right to terminate the Counterparty License Agreement at any time in its discretion pursuant to Section 14.3(b) thereof) or result in Counterparty being entitled to cease the payment of royalties or milestone payments thereunder. There are no patents or other intellectual property rights licensed to Counterparty under the Counterparty License Agreement for which Counterparty would require a license from UAB to sell RAPIACTA in the Territory if the UAB Agreement failed to continue to be in full force and effect.
     Section 3.17 Margin Stock. The Seller is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by the Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
     Section 3.18 Disclosure. The Memorandum, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. From the date of the Memorandum until the date hereof and except as disclosed therein (or in any supplement thereto), there has been no material adverse change or development involving or anticipated to involve a prospective material adverse change in the Seller’s business relating to the Purchased Assets or the Counterparty License Agreement or its ability to perform its obligations under the Transaction Documents. As of the date hereof, there is no fact known to the Seller that could reasonably be expected to have a material adverse effect on its business relating to the Purchased Assets or the Counterparty License Agreement or its ability to perform its obligations under the Transaction Documents that has not been set forth in the Memorandum or in any supplement thereto.
ARTICLE IV
COVENANTS
     So long as the Notes are outstanding, the parties hereto covenant and agree as follows:
     Section 4.1 Books and Records; Notices.
          (a) After receipt by the Seller of notice of any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Purchased Assets or the Counterparty License Agreement or any default or termination by any Person under the Counterparty License Agreement or the Currency Hedge Agreement, the Seller shall (i) promptly inform the Purchaser in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, promptly furnish the Purchaser with a copy of such notice and any related materials with respect thereto and received therewith.

          (b) The Seller shall keep and maintain, or cause to be kept and maintained, at all times books and records adequate to reflect accurately all financial information it has received from Counterparty with respect to the Royalties.
          (c) Promptly after receipt by the Seller (but in no event more than five Business Days following receipt by the Seller) of any written notice, certificate, offer, proposal, report or other material correspondence or material written communication relating to the Counterparty License Agreement, the Royalties, the Intellectual Property Rights, the Purchased Assets or Licensed Products, the Seller shall (i) inform the Purchaser in writing of such receipt, (ii) provide to the Purchaser in writing a reasonably detailed description of the substance thereof and (iii) furnish the Purchaser with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication.
          (d) The Seller shall provide the Purchaser with written notice as promptly as practicable (and in any event within five Business Days) after becoming aware of any of the following: (i) the occurrence of a Bankruptcy Event in respect of the Seller; (ii) any material breach or default by the Seller of any covenant, agreement or other provision of this Purchase and Sale Agreement or any other Transaction Document; (iii) any representation or warranty made by the Seller in any of the Transaction Documents or in any certificate delivered to the Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made (except that any such representations and warranties that are qualified in respect of materiality or Material Adverse Change shall prove to be untrue, inaccurate or incomplete in any respect); or (iv) any change, effect, event, occurrence, state of facts, development or condition that would reasonably be expected to be a Material Adverse Change.
          (e) The Seller shall notify the Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, the Seller’s (i) legal name, (ii) form or type of organization or corporate structure or (iii) jurisdiction of organization.
          (f) Subject to applicable confidentiality restrictions and securities laws, the Seller shall make available such other information as the Purchaser may, from time to time, reasonably request with respect to the Purchased Assets.
     Section 4.2 Confidentiality; Public Announcement.
          (a) Except as otherwise required by law, by the rules and regulations of the SEC or any securities exchange or trading system or by the FDA or any other Governmental Authority with similar regulatory authority and except as otherwise set forth in this Section 4.2, all Confidential Information furnished by the Seller to the Purchaser, as well as the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document, shall be kept confidential by the Purchaser and shall be used by the Purchaser only in connection with this Purchase and Sale Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Purchaser may disclose such information to its actual and potential partners, directors, employees, managers, officers, agents, investors (including any holder of debt securities of the Purchaser and such holder’s advisors, agents and representatives), co-investors, insurers and insurance brokers, underwriters, financing parties, equity holders, brokers, advisors, lawyers, bankers, trustees and representatives; provided, that such Persons (i) shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous than those set out herein or (ii) shall have executed and delivered a confidentiality agreement substantially in the form attached as Exhibit B to the Indenture.
          (b) The Seller and the Purchaser acknowledge that each party hereto may, after execution of this Purchase and Sale Agreement, make a public announcement of the transactions contemplated by the Transaction Documents. The Seller and the Purchaser agree that, after the Closing, public announcements may be issued in the form of one or more press releases, and in disclosures contained in documents to be filed with or furnished to the SEC, in each case subject to the Purchaser or the Seller having a reasonable prior opportunity to review such public announcement, and which announcement shall be in a form mutually acceptable to the Purchaser and the Seller, and either party hereto may thereafter disclose any information contained in such press release or SEC documents at any time without the consent of the other party hereto.
     Section 4.3 Further Assurances.
          (a) Subject to the terms and conditions of this Purchase and Sale Agreement, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents, including to perfect the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets to the Purchaser pursuant to this Purchase and Sale Agreement. The Purchaser and the Seller agree to execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Assets free and clear of all Liens (other than those permitted by the Transaction Documents) or enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document, including following the Closing.
          (b) The Seller and the Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto, in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, equityholders, members, controlling Persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Assets or the transactions described herein or therein but in all cases excluding any litigation brought by the Seller against the Purchaser or brought by the Purchaser against the Seller.

          (c) The Seller shall comply with all applicable laws with respect to the Transaction Documents, the Counterparty License Agreement, the Purchased Assets and all ancillary agreements related thereto, the violation of which would reasonably be expected to be a Material Adverse Change.
     Section 4.4 Payments on Account of the Purchased Assets.
          (a) Notwithstanding the terms of the Counterparty Instruction and the irrevocable direction described in Section 5.2(c), if Counterparty, the Currency Hedge Provider or any other Person makes any payment to the Seller (or any of its Subsidiaries other than the Purchaser) directly and not to the Collection Account on account of the Purchased Assets, then (i) the portion of such payment that represents the Royalties or the Currency Hedge Payments shall be held by the Seller (or such Subsidiary) in trust for the benefit of the Purchaser in a segregated account, (ii) the Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Seller (or such Subsidiary) promptly, and in any event no later than five Business Days following the receipt by the Seller (or such Subsidiary) of such portion of such payment, shall remit such portion of such payment to the Collection Account pursuant to Section 4.4(b) in the exact form received with all necessary endorsements.
          (b) The Seller shall make all payments to be made by the Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the Collection Account.
          (c) If Counterparty or any other Person makes any payment to the Purchaser of Royalties relating to periods prior to the Royalties Commencement Date, then (i) such payment shall be held by the Purchaser in trust for the benefit of the Seller in a segregated account, (ii) the Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, and in any event no later than two Business Days following the receipt by the Purchaser of such payment, shall remit such payment to the Seller Account pursuant to Section 4.4(d) in the exact form received with all necessary endorsements.
          (d) The Purchaser shall make all payments of Royalties relating to periods prior to the Royalties Commencement Date to be made by the Purchaser pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as the Seller shall notify the Purchaser in writing from time to time) (the “Seller Account”):
Bank Name: Wachovia Bank, N.A.
Address: 420 North 20th Street, Birmingham, AL 35203
Account Name: BioCryst Pharmaceuticals Inc.
ABA/Routing Number: 111025013
Account Number: 2000019335913
Swift Code: PNBPUS33

          (e) If Counterparty takes any Set-off in accordance with the terms of the Counterparty License Agreement where such Set-off (or any portion thereof) is made in respect of any event occurring, circumstance existing or action taken prior to the Royalties Commencement Date but has the effect of reducing amounts to be paid to the Purchaser following the Closing Date, then the Seller shall cause the amount of such Set-off (or portion thereof, as the case may be) to be paid promptly (but in no event later than five Business Days following such Set-off) to the Collection Account. For the avoidance of doubt, the term “Set-off” as used in this Section 4.4(e) does not include any items that may reduce Net Sales in accordance with the definition thereof.
     Section 4.5 Counterparty License Agreement.
          (a) The Seller shall timely perform and comply in all material respects with its duties and obligations under the Counterparty License Agreement and, without the prior written consent of the Purchaser, shall not (i) forgive, release or compromise any amount owed to or becoming owing to the Seller or the Purchaser under the Counterparty License Agreement and relating to or affecting the Royalties in any respect, (ii) waive, amend, cancel, terminate or fail to exercise any rights or options constituting or involving the right to receive the Royalties, (iii) except as contemplated by the Transaction Documents, create or permit to exist any Lien on the Counterparty License Agreement, the Purchased Assets or the Intellectual Property Rights, (iv) grant any license, sublicense or other right under the Intellectual Property Rights in respect of the Field in the Territory (except for licenses granted by the Seller to Counterparty under the Counterparty License Agreement as in existence on the Closing Date, any joint ownership interest of UAB that may arise upon any termination of the UAB Agreement (which joint ownership interest would be subject to the license granted by the Seller to Counterparty under the Counterparty License Agreement), or in accordance with Section 4.6(a), (v) challenge or assist in a challenge of the legality, validity or enforceability of any of the Intellectual Property Rights in respect of the Field in the Territory, (vi) assign, amend (including to add a New Formulation), modify, restate, cancel, supplement, terminate (in whole or in part), consent to any termination of (in whole or in part) or waive the Counterparty License Agreement or any provision thereof relating to or affecting the Royalties in any respect or grant any consent under or with respect to the Purchased Assets, RAPIACTA (in respect of the Field in the Territory) or the Counterparty License Agreement, in each case relating to or affecting the Royalties in any respect (including in respect of a Third Party New Formulations License), (vii) enter into any agreement with Counterparty in respect of or relating to the Purchased Assets or (in respect of the Field in the Territory) RAPIACTA, except in accordance with Section 4.6(a), (viii) select to make Material Use of the Future Data of Counterparty or (ix) agree to do any of the foregoing.
          (b) The Seller shall not, without the prior written consent of the Purchaser and except as set forth in Section 4.5(a), exercise or waive any right or option, fail to exercise any right or option or exercise or fail to exercise any action in respect of the Purchased Assets, RAPIACTA (in respect of the Field in the Territory) or the Counterparty License Agreement in any manner that would, in each case, (i) be reasonably likely to be a Material Adverse Change or (ii) cause an event of default under, or breach or termination of, this Purchase and Sale Agreement, any other Transaction Document or the Counterparty License Agreement.

          (c) Promptly after (i) receiving notice from Counterparty (A) terminating the Counterparty License Agreement (in whole or in part), (B) alleging any breach of or default under the Counterparty License Agreement by the Seller or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Counterparty License Agreement by the Seller or the right to terminate the Counterparty License Agreement (in whole or in part) by Counterparty pursuant to Section 14.3(a) of the Counterparty License Agreement or (ii) the Seller otherwise has knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Counterparty License Agreement by the Seller or give the right to terminate the Counterparty License Agreement (in whole or in part) by Counterparty pursuant to Section 14.3(a) of the Counterparty License Agreement, in each case, the Seller shall (A) promptly give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from Counterparty or the other relevant Person, and, in the case of any breach or default or alleged breach or default by the Seller, describing in reasonable detail any corrective action the Seller proposes to take, and (B) use commercially reasonable efforts to promptly cure such breach or default and shall give written notice to the Purchaser upon curing such breach or default; provided, however, that, if the Seller fails to promptly cure such breach or default, the Purchaser or the Trustee shall, to the extent permitted by the Counterparty License Agreement, be entitled to take any and all actions the Purchaser considers reasonably necessary to promptly cure such breach or default (including by making a Seller Shortfall Payment), and the Seller shall cooperate with the Purchaser for such purpose and reimburse the Purchaser promptly (but in no event later than five Business Days following notice thereof) for all costs and expenses incurred in connection therewith (including for any such Seller Shortfall Payment funded by the Purchaser or the Trustee), with any such reimbursement to be made directly to the Collection Account.
          (d) Promptly after the Seller obtains knowledge of a breach or default or alleged breach or default under the Counterparty License Agreement by Counterparty or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach or default under the Counterparty License Agreement by Counterparty or the right to terminate the Counterparty License Agreement (in whole or in part) by the Seller pursuant to Section 14.2 of the Counterparty License Agreement, in each case, the Seller shall (i) promptly give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) proceed in consultation with the Purchaser and take such permissible actions (including commencing legal action against Counterparty and the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by Counterparty with the relevant provisions of the Counterparty License Agreement and to exercise any or all of the Purchaser’s or the Seller’s rights and remedies, whether under the Counterparty License Agreement or by operation of law, with respect thereto. The Seller acknowledges and agrees that, if an Event of Default occurs and is continuing, the Seller and the Purchaser shall, at the request of the Trustee (at the direction of Noteholders of a majority of the outstanding principal balance of the Notes), jointly with the Trustee enforce their respective contractual rights under the Counterparty License Agreement.
          (e) The Seller shall (i) subject to the provisions of the Counterparty License Agreement and any rights of Counterparty or UAB, take such actions as are commercially reasonable, and prepare, execute, deliver and file any and all agreements, documents and instruments in connection therewith that are reasonably necessary, to diligently preserve and maintain the Intellectual Property Rights, including payment of maintenance fees or annuities, at the sole expense of the Seller, and (ii) take commercially reasonable measures to diligently defend (and enforce) the Intellectual Property Rights, in such manner as it determines in the exercise of reasonable business judgment, against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any relevant jurisdiction (including by bringing legal action for infringement or defending counterclaims of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference), with counsel reasonably satisfactory to the Purchaser and whose reasonable fees and expenses shall be borne by the Seller, in each case, where the failure to defend or enforce the Intellectual Property Rights would reasonably be expected to be a Material Adverse Change. The Seller shall not disclaim or abandon, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of, any Patents included in the Intellectual Property Rights. The Purchaser shall have the right, at its sole expense, to participate in and control, with counsel appointed by it, any meeting, discussion, action, suit or proceeding involving the infringement, legality, validity or enforceability of the Intellectual Property Rights or the Counterparty License Agreement to the same extent that the Seller has such rights under the Counterparty License Agreement consistent with the exercise of reasonable business judgment, including any counterclaim, settlement discussions or meetings, and the Seller shall exercise and enforce such rights on its own behalf (and on behalf of the Purchaser) to the fullest extent permissible under the terms of the Counterparty License Agreement; provided, that the Seller’s exercise and enforcement of such rights shall not result in a breach of this Purchase and Sale Agreement or a Material Adverse Change; provided, further, that the fees and expenses of the Purchaser’s counsel in connection therewith shall be borne by the Seller if such infringement, legality, validity or enforceability is caused by the Seller.
          (f) Except in connection with an assignment by the Seller to any other Person with which the Seller may merge or consolidate or to which the Seller may sell all or substantially all of its assets or all of its assets related to Licensed Products in accordance with the provisions of Section 7.4, the Seller shall not dispose of or encumber the Intellectual Property Rights (in whole or in part).
          (g) The Seller shall to the extent reasonably practicable make available its records and personnel to the Purchaser in connection with any prosecution of litigation by the Purchaser against any party to the Counterparty License Agreement (other than the Seller) to enforce any of the Purchaser’s rights under the Counterparty License Agreement, and, to the extent commercially reasonable, provide assistance and authority to file and bring the litigation, including, if required to bring the litigation, being joined as a party plaintiff.

     Section 4.6 Termination of the Counterparty License Agreement; Mergers, Consolidations and Asset Sales Involving Counterparty.
          (a) Following any termination of the Counterparty License Agreement in respect of one or more countries in the Territory, the Seller shall use commercially reasonable efforts to (i) enter into a new agreement or other arrangement to license and sublicense the Intellectual Property Rights (or any portion thereof), as such rights may revert back to the Seller under and subject to the terms and conditions of the Counterparty License Agreement and the UAB Agreement, to one or more third parties in such country or countries of the Territory under which such third party will agree to use commercially reasonable efforts to develop, manufacture, commercialize and market RAPIACTA in such country or countries in the Territory, in which case the Seller shall instruct such third parties to make the corresponding royalty payments in respect of Commercial Sales, if any, directly to the Collection Account, and (ii) develop, manufacture, commercialize and market RAPIACTA in such country or countries in the Territory through such third party or by itself (in which case the Seller shall make the corresponding royalty payments directly to the Collection Account), it being understood that any such royalty payments shall only be an amount equivalent to the royalty that would have been payable by Counterparty, net of all deductions and adjustments, if the Counterparty License Agreement was still in effect and such commercialization was effected by Counterparty).
          (b) If there occurs a merger or consolidation of the Seller, on the one hand, and Counterparty or its Affiliates, on the other hand, a sale of all or substantially all of the Seller’s assets to Counterparty or a sale or assignment of the Counterparty License Agreement or the Intellectual Property Rights by the Seller to Counterparty, and in any such case the Counterparty License Agreement is terminated in connection therewith, the Seller (or its successor) shall pay to the Purchaser royalties on Commercial Sales of the Licensed Products in the Territory for the term of the Counterparty License Agreement on the same basis as if the Counterparty License Agreement had continued and the Purchaser’s rights with respect to the Purchased Assets and the covenants of the Seller under this Purchase and Sale Agreement shall continue to apply on the same basis as if the Counterparty License Agreement was in place between the Seller and Counterparty.
     Section 4.7 Audits. The Seller shall not, without the prior written consent of the Purchaser, and the Seller shall, upon the written request of the Purchaser, cause an inspection or audit of Counterparty’s books and records to be conducted pursuant to, and in accordance with, Section 9.8 of the Counterparty License Agreement; provided, however, that the Seller shall retain the exclusive right to inspect and audit Counterparty’s books and records at any time and from time to time at its sole discretion for payments that are paid or payable to the Seller pursuant to the Counterparty License Agreement with respect to Net Sales and Royalties attributable to the period prior to the Royalties Commencement Date. For the purposes of exercising the Purchaser’s rights pursuant to this Section 4.7, the Seller shall select such public accounting firm as the Purchaser shall reasonably recommend for such purpose. The Seller and the Purchaser agree that all of the expenses of any inspection or audit carried out for the benefit of the Purchaser that would otherwise be borne by the Seller pursuant to the Counterparty License Agreement shall instead be borne by the Purchaser, including such fees and expenses of such public accounting firm as are to be borne by the Seller pursuant to Section 9.8 of the Counterparty License Agreement together with the Seller’s reasonable out-of-pocket costs incurred in connection with such examination or audit. The Seller will furnish any inspection or audit report prepared by such public accounting firm to the Purchaser. The Purchaser shall have the right to require the Seller, in writing, at the sole expense of the Purchaser, to exercise the Seller’s rights under the Counterparty License Agreement to cause Counterparty to cure such discrepancy in accordance with the Counterparty License Agreement.
     Section 4.8 Existence. The Seller shall (i) preserve and maintain its existence (provided, however, that nothing in this Section 4.8(i) shall prohibit the Seller from entering into any merger, consolidation or amalgamation with, or selling or otherwise transferring all or substantially all of its assets to, any other person if the Seller is the continuing or surviving entity or if the surviving or continuing or acquiring entity assumes all of the obligations of the Seller), (ii) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not be a Material Adverse Change, and (iii) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would be a Material Adverse Change, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Purchase and Sale Agreement.
     Section 4.9 Approval of Actions of Purchaser. To the extent approval by the members of the Purchaser is required prior to any action by the Purchaser to perform its obligations under the Transaction Documents to which the Purchaser is party, the Seller, so long as it is the holder of a majority of the Capital Securities of the Purchaser, shall approve any such action.
     Section 4.10 Payments to UAB. The Seller shall pay to UAB, no later than when required under the UAB Agreement, the amounts paid by the Purchaser to the Seller pursuant to Section 3.4 of the Indenture. The Seller shall receive and hold such funds in one or more separate accounts and shall not commingle such funds with any other funds of the Seller.
     Section 4.11 Currency Hedge Agreement.
          (a) Except to the extent specifically described in Section 4.11(e) or Section 4.11(f), the Seller shall not, without the prior written consent of the Purchaser, (i) forgive or release, or fail to exercise any rights or options constituting or involving the right to receive, any Currency Hedge Payment, (ii) terminate or cancel (in whole or in part), or consent to any termination or cancellation of (in whole or in part), the Currency Hedge Agreement, (iii) waive, amend, supplement, modify or restate the Currency Hedge Agreement or any provision thereof that could adversely affect any Currency Hedge Payments, (iv) assign any of its obligations under the Currency Hedge Agreement or (v) agree to do any of the foregoing.
          (b) Promptly after (i) receiving notice from the Currency Hedge Provider (A) terminating the Currency Hedge Agreement (in whole or in part), (B) alleging any breach of or default under the Currency Hedge Agreement by the Seller or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Currency Hedge Agreement by the Seller or the right to terminate the Currency Hedge Agreement (in whole or in part) for cause by the Currency Hedge Provider or (ii) the Seller otherwise has knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Currency Hedge Agreement by the Seller or give the right to terminate the Currency Hedge Agreement (in whole or in part) for cause by the Currency Hedge Provider, in each case, the Seller shall promptly give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from the Currency Hedge Provider, and, in the case of any breach or default or alleged breach or default by the Seller, describing in reasonable detail any corrective action the Seller proposes to take. If the Seller fails to promptly cure such breach or default, the Purchaser or the Trustee shall, to the extent permitted by the Currency Hedge Agreement, be entitled to take any and all actions the Purchaser considers reasonably necessary to promptly cure such breach or default (including by making a Seller Shortfall Payment), and the Seller shall cooperate with the Purchaser for such purpose and reimburse the Purchaser promptly (but in no event later than five Business Days following notice thereof) for all costs and expenses incurred in connection therewith (including for any such Seller Shortfall Payment funded by the Purchaser or the Trustee), with any such reimbursement to be made directly to the Collection Account.
          (c) Promptly after the Seller obtains knowledge of a breach or default or alleged breach or default under the Currency Hedge Agreement by the Currency Hedge Provider or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach or default under the Currency Hedge Agreement by the Currency Hedge Provider or the right to terminate the Currency Hedge Agreement (in whole or in part) for cause by the Seller, in each case, the Seller shall (i) promptly give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) proceed in consultation with the Purchaser and take commercially reasonable actions (including commencing legal action against the Currency Hedge Provider and the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by the Currency Hedge Provider with the relevant provisions of the Currency Hedge Agreement and to exercise any or all of the Seller’s or the Purchaser’s rights and remedies, whether under the Currency Hedge Agreement or by operation of law, with respect thereto. The Seller acknowledges and agrees that, if an Event of Default occurs and is occurring, the Seller and the Purchaser shall, at the request of the Trustee (at the direction of Noteholders of a majority of the outstanding principal balance of the Notes), jointly with the Trustee enforce their respective contractual rights under the Currency Hedge Agreement.
          (d) The Seller shall provide the Purchaser and the Trustee with an officer’s certificate of the Seller within five Business Days in the event the Seller (i) effects any permitted cancellation, unwind, termination, disposition, amendment or modification of the Currency Hedge Agreement or all or any portion of an Option or (ii) enters into any replacement foreign currency hedge arrangement, in each case, as described in Section 4.11(e), and certifying as to the satisfaction of the conditions set forth thereunder. For the avoidance of doubt, any such permitted cancellation, unwind, termination, disposition, amendment or modification of the Currency Hedge Agreement or all or any portion of an Option and/or the entry into any such permitted replacement foreign currency hedge arrangement shall not be deemed to constitute or result in a Material Adverse Change for any purpose.
          (e) The Seller shall not cancel, unwind, terminate, dispose of, amend or modify all or any portion of the Currency Hedge Agreement unless (i) the Seller contemporaneously enters into one or more replacement foreign currency hedge arrangements with the Currency Hedge Provider (which replacement foreign currency hedge arrangements may be in the form of one or more options or a different type of foreign currency hedge), provided that the replacement foreign currency hedge arrangements provide for a foreign currency hedge in respect of at least an equivalent notional amount of yen as the Option(s) (or portion(s) thereof) so replaced, provide for a hedge of the yen-dollar exchange rate at an exchange rate at least as favorable to Noteholders as the exchange rate set forth in the Option(s) (or portion(s) thereof) so replaced, are otherwise on terms not materially less favorable to Noteholders (as determined in the reasonable good faith judgment of the Purchaser) than the Option(s) (or portion(s) thereof) so replaced, and provide for payments payable in respect of such replacement foreign currency hedge arrangements by the Currency Hedge Provider to be made to the Collection Account, (ii) there has been a material breach of the Currency Hedge Agreement by the Currency Hedge Provider permitting the Seller to so cancel, unwind, terminate or dispose of all or any portion of the Currency Hedge Agreement pursuant to its terms (in which case, with respect to this clause (ii), the Seller will be permitted, but shall not be obligated, to enter into new foreign currency hedging arrangements with another currency hedge provider, in which case the Seller will not be required to direct any payments payable in respect of such replacement foreign currency hedge arrangements by such other currency hedge provider to the Collection Account), (iii) the Notes are no longer outstanding, (iv) the Noteholders have foreclosed on all or any portion of the Collateral or the Issuer Pledged Collateral in connection with an exercise of remedies under the Indenture or (v) in the case of all or any portion of an Option, the Purchaser has effected foreign currency exchange spot market transactions of yen to dollars at a yen-dollar foreign currency exchange spot rate of $1≤¥100 (but only in respect of the notional amount of yen in respect of such Option that is less than or equal to the amount of yen so exchanged during the period to which such Option relates).
          (f) The Seller shall not exercise its one-time right to terminate the Options expiring beginning in 2016 through and including 2020 pursuant to the Confirmation (or any replacement thereof) constituting part of the Currency Hedge Agreement unless the provisions of Section 4.11(e)(i), Section 4.11(e)(iii) or Section 4.11(e)(iv) apply.
          (g) The Seller shall not enter into any “Transaction” under any ISDA Master Agreement constituting part of the Currency Hedge Agreement (with “Transaction” for this purpose having the meaning specified in such ISDA Master Agreement) except for the Options entered into under the Confirmation constituting part of the Currency Hedge Agreement on the date hereof and any other foreign currency hedge arrangements entered into by the Seller as permitted by Section 4.11(e)(i) of this Purchase and Sale Agreement.

ARTICLE V
THE CLOSING
     Section 5.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of Pillsbury Winthrop Shaw Pittman LLP located at 1540 Broadway, New York, New York 10036, or such other place as the parties mutually agree.
     Section 5.2 Closing Deliverables of the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:
          (a) the Bill of Sale, the Pledge and Security Agreement, the Servicing Agreement, the Purchase Agreements and the Currency Hedge Agreement, each executed by the Seller;
          (b) an irrevocable direction to Counterparty to pay the Royalties directly to the Collection Account, and as to such other matters, in the form set forth in Exhibit B executed by the Seller;
          (c) an irrevocable direction to the Currency Hedge Provider to pay the Currency Hedge Payments directly to the Collection Account, executed by the Seller; and
          (d) such other certificates, documents and financing statements as the Purchaser may reasonably request, including (i) the documents contemplated by Article VI of the Purchase Agreements and (ii) a financing statement satisfactory to the Purchaser to create, evidence and perfect the sale of the Purchased Assets pursuant to Section 2.1(c) and the back-up security interest granted pursuant to Section 2.1(d).
     Section 5.3 Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:
          (a) the Bill of Sale executed by the Purchaser; and
          (b) payment of the Purchase Price in accordance with Section 2.3.
ARTICLE VI
INDEMNIFICATION
     Section 6.1 Indemnification by the Seller. The Seller hereby indemnifies and holds each of the Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by the Seller in any of the Transaction Documents to which the Seller is party or certificates given by the Seller to the Purchaser in writing pursuant to this Agreement or any other Transaction Document, (ii) any breach of or default under any covenant or agreement by the Seller to the Purchaser pursuant to any Transaction Document to which the Seller is party or the Counterparty License Agreement, (iii) any Excluded Liabilities and Obligations (unless such Excluded Liabilities and Obligations are due to the Purchaser not complying with any confidentiality provisions set forth in the Counterparty License Agreement), (iv) claims arising on or after the Closing Date and asserted against a Purchaser Indemnified Party relating to the transactions contemplated in any Transaction Document or the Counterparty License Agreement and (v) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party that (A) has the effect of imposing on the Seller any recourse liability for Royalties because of the insolvency or other creditworthiness problems of Counterparty or the insufficiency of the Royalties, whether as a result of the amount of cash flow arising from sales of RAPIACTA or otherwise, unless resulting from the failure of the Seller to perform its obligations under this Purchase and Sale Agreement, (B) results from the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party, (C) results from the failure of any other Person to perform any of its obligations under any of the Transaction Documents or (D) results from the Seller’s acts or omissions based upon the written instructions from any Purchaser Indemnified Party. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller to such Purchaser Indemnified Party upon demand. In addition to the foregoing obligations of the Seller, the Seller agrees (a) to pay to the Purchaser on demand all reasonable costs and expenses incurred by the Purchaser in connection with the enforcement of the Transaction Documents against the Seller or any Affiliates of the Seller, (b) to indemnify the Purchaser on an after-tax basis for any stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Transaction Documents, and to indemnify each Purchaser Indemnified Party on an after-tax basis in respect of any liabilities with respect to such taxes and fees, and (c) to indemnify the Purchaser on an after-tax basis for any U.S. federal, state or local or any foreign income, franchise or other taxes imposed on income or assets (including any interest, penalties or accountant or counsel fees incurred in connection with such taxes) asserted against, withheld from or required to be withheld by the Purchaser at any time that the Notes are outstanding.
     Section 6.2 Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 6.1, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 6.1 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VI for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.
     Section 6.3 Exclusive Remedy. Except in the case of fraud or intentional breach, following the Closing, the indemnification afforded by this Article VI shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document. Notwithstanding anything in this Purchase and Sale Agreement to the contrary, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 7.2.

ARTICLE VII
MISCELLANEOUS
     Section 7.1 Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificates delivered pursuant to this Purchase and Sale Agreement shall survive the execution and delivery of this Purchase and Sale Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Purchase and Sale Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants.
     Section 7.2 Specific Performance. Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement.
     Section 7.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:
     if to the Seller (including as Servicer under the Servicing Agreement), to:
BioCryst Pharmaceuticals, Inc.
4505 Emperor Boulevard, Suite 200
Durham, North Carolina 27703
Attention: General Counsel
Telephone: 919-859-1302
Facsimile: 919-851-1416
Email: abarnes@biocryst.com

if to the Purchaser, to:
JPR Royalty Sub LLC
c/o BioCryst Pharmaceuticals, Inc.
4505 Emperor Boulevard, Suite 200
Durham, North Carolina 27703
Attention: General Counsel
Telephone: 919-859-1302
Facsimile: 919-851-1416
Email: abarnes@biocryst.com
Each party hereto may, by notice given in accordance herewith to each of the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.
     Section 7.4 Successors and Assigns. The provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller shall not be entitled to assign any of its obligations and rights under any of the Transaction Documents without the prior written consent of the Purchaser; provided, however, that the Seller may, without the consent of the Purchaser, assign any of its obligations or rights under the Transaction Documents to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets or all of its assets related to the Licensed Products, provided that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents and furnish a written agreement to the Purchaser in form and substance reasonably satisfactory to the Purchaser to that effect. The Purchaser may assign any of its obligations and rights hereunder without restriction and without the consent of the Seller. The Purchaser shall give notice of any such assignment to the Seller and Counterparty promptly after the occurrence thereof. The Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the Purchaser.
     Section 7.5 Independent Nature of Relationship. Except for any Capital Securities of the Purchaser held by the Seller, the relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.
     Section 7.6 Entire Agreement. This Purchase and Sale Agreement, together with the Exhibits hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Purchase and Sale Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto. Except as described in Section 7.15, neither this Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VI any rights or remedies hereunder.
     Section 7.7 Governing Law.
          (a) THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Purchase and Sale Agreement in any court referred to in Section 7.7(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 7.3. Nothing in this Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
     Section 7.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER

PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.
     Section 7.9 Severability. If one or more provisions of this Purchase and Sale Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Purchase and Sale Agreement and the balance of this Purchase and Sale Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect be enforceable in accordance with its terms. Any provision of this Purchase and Sale Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.
     Section 7.10 Counterparts. This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
     Section 7.11 Amendments; No Waivers. Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party hereto against whom such waiver is sought to be enforced. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 7.12 Limited Recourse. The Seller accepts that the enforceability against the Purchaser of any obligations of the Purchaser hereunder shall be limited to the assets of the Purchaser, whether tangible or intangible, real or personal and the proceeds thereof. Once all such assets have been realized upon and such assets (and proceeds thereof) have been applied in accordance with the Indenture, any outstanding obligations of the Purchaser to the Seller hereunder shall be extinguished. The Seller further agrees that it shall take no action against any employee, director, officer or administrator of the Purchaser in relation to this Purchase and Sale Agreement; provided, that nothing herein shall limit the Purchaser (or its permitted successors or assigns) from pursuing claims, if any, against any such Person; provided, further, that the foregoing shall not in any way limit, impair or otherwise affect any rights of the Seller to proceed against any employee, director, officer or administrator of the Purchaser (a) for intentional and willful fraud or intentional and willful misrepresentations on the part of or by such employee, director, officer or administrator or (b) for the receipt of any distributions or payments to which the Seller or any successor in interest is entitled, other than distributions expressly permitted pursuant to the other Transaction Documents. For the avoidance of doubt, this Section 7.12 does not affect the obligations of any holder of Capital Securities of the Purchaser under the Pledge and Security Agreement or the ability of the Trustee or any Noteholder to exercise any rights or remedies it may have under the Pledge and Security Agreement.
     Section 7.13 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Seller hereby authorizes the Purchaser, at any time and from time to time, to the fullest extent permitted by law, to offset any amounts payable by the Purchaser to, or for the account of, the Seller against any obligations of the Seller to the Purchaser arising in connection with the Transaction Documents (including amounts payable pursuant to Article VI) that are then due and payable.
     Section 7.14 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
     Section 7.15 Acknowledgment and Agreement. The Seller expressly acknowledges and agrees that all of the Purchaser’s right, title and interest in, to and under this Purchase and Sale Agreement shall be pledged and assigned to the Trustee as collateral by the Purchaser pursuant to the Indenture, and the Seller consents to such pledge and assignment, without regard to whether an event of default has occurred and is continuing under the Indenture. Each of the parties hereto acknowledges and agrees that the Trustee, acting on behalf of the Noteholders, is a third party beneficiary of the rights of the Purchaser arising hereunder and shall be entitled to exercise and/or enforce certain rights of the Purchaser hereunder.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.

BIOCRYST PHARMACEUTICALS, INC., as Seller
By:	/s/ Stuart Grant
	Name:	Stuart Grant
	Title:	Chief Financial Officer

JPR ROYALTY SUB LLC as Purchaser
By:	BioCryst Pharmaceuticals, Inc., its Manager

By:	/s/ Stuart Grant
	Name:	Stuart Grant
	Title:	Chief Financial Officer

EXHIBIT A
FORM OF BILL OF SALE
     This BILL OF SALE is dated as of March 9, 2011 (the “Closing Date”) by BIOCRYST PHARMACEUTICALS, INC., a Delaware corporation (the “Seller”), in favor of JPR ROYALTY SUB LLC, a Delaware limited liability company (the “Purchaser”).
RECITALS
     WHEREAS, the Seller and the Purchaser are parties to that certain Purchase and Sale Agreement, dated as of the Closing Date (the “Purchase and Sale Agreement”), pursuant to which, among other things, the Seller agrees to sell, transfer, convey, assign, contribute and grant to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in, to and under the Purchased Assets, for the consideration described in the Purchase and Sale Agreement; and
     WHEREAS, the parties hereto now desire to carry out the purposes of the Purchase and Sale Agreement by the execution and delivery of this instrument evidencing the Purchaser’s purchase, acquisition and acceptance of the Purchased Assets;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase and Sale Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.	The Seller, by this Bill of Sale, does hereby sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to the Purchaser, and the Purchaser does hereby purchase, acquire and accept, all of the Seller’s right, title and interest in, to and under the Purchased Assets.

2.	The parties hereto acknowledge that the Purchaser is not assuming any of the Excluded Liabilities and Obligations.

3.	The Seller hereby covenants that, at any time or from time to time after the Closing Date, at the Purchaser’s reasonable request and without further consideration, the Seller shall execute and deliver to the Purchaser such other instruments of sale, transfer, conveyance, assignment, contribution, granting and confirmation, provide such materials and information and take such other actions, each as the Purchaser may reasonably deem necessary to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to the Purchaser, and to confirm the Purchaser’s title to, the Purchased Assets and to put the Purchaser in actual possession of such Purchased Assets and assist the Purchaser in exercising all rights with respect thereto.

4.	This Bill of Sale shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Purchaser.

5.	THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

6.	This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

7.	The following terms as used herein shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. For purposes hereof, the term “Affiliate” when used in respect of the Seller shall be deemed to exclude the Purchaser.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Commercial Sales” has the meaning set forth in Section 9.3(a) of the Counterparty License Agreement.

“Compound” has the meaning set forth in Section 1.1(m) of the Counterparty License Agreement.

“Counterparty” means Shionogi & Co., Ltd., a Japanese corporation.

“Counterparty License Agreement” means that certain License, Development and Commercialization Agreement dated as of February 28, 2007, as amended by that certain First Amendment to License, Development and Commercialization Agreement dated as of September 30, 2008, that certain letter agreement dated

May 10, 2010 and that certain Consent Agreement dated as of November 2, 2010, between the Seller and Counterparty. The term “Counterparty License Agreement” shall include all rights that arise therefrom and relate thereto.

“Currency Hedge Agreement” means that certain Confirmation (including the related letter agreement) dated as of March 9, 2011 and the ISDA Master Agreement (including the schedule and credit support annex included therein) (solely insofar as such ISDA Master Agreement relates to such Confirmation and not to any other “Transaction” as such term is defined in such ISDA Master Agreement) dated as of March 7, 2011, in each case between the Seller and the Currency Hedge Provider (and any replacement foreign currency hedge arrangement entered into by the Seller as permitted by Section 4.11(e)(i) of the Purchase and Sale Agreement) and, with respect to such letter agreement, among the Seller, the Currency Hedge Provider, the Purchaser and the Trustee.

“Currency Hedge Payments” means the amounts required to be paid to the Seller by the Currency Hedge Provider pursuant to the Currency Hedge Agreement (subject to all of the Currency Hedge Provider’s rights under the Currency Hedge Agreement (including, to the extent provided in the Currency Hedge Agreement, liquidation, netting and setoff rights, specified conditions precedent to the Currency Hedge Provider’s required payments and performance and rights to realize on margin or other collateral)) except any amount required to be paid to the Seller by the Currency Hedge Provider pursuant to the Currency Hedge Agreement as a result of a termination of the Currency Hedge Agreement by the Seller permitted by Section 4.11(e) of the Purchase and Sale Agreement.

“Currency Hedge Provider” means Morgan Stanley Capital Services Inc.

“$” means United States dollars.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4 of the Purchase and Sale Agreement.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Field” has the meaning set forth in Section 1.1(u) of the Counterparty License Agreement.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“Indenture” means that certain indenture, dated as of the Closing Date, by and between the Purchaser and U.S. Bank National Association, a national banking association, as initial trustee thereunder, and any successor appointed in accordance with the terms thereof.

“Intellectual Property Rights” means: (a) patents and patent applications; (b) continuations, continuations-in-part, divisionals and substitute applications with respect to any such patent application; (c) patents issued based on or claiming priority to any such patent applications; (d) reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patents; and (e) confirmation patent or registration patent or patent of addition based on any such patents, in each case, owned, licensed or controlled by the Seller, that are filed in the Territory solely to the extent that any of the foregoing relate to the manufacture, use or sale of Licensed Products and/or Compound in the Field.

“Licensed Product” has the meaning set forth in Section 1.1(jj) of the Counterparty License Agreement.

“Notes” means any notes issued under the Indenture from time to time, including the JPR PhaRMASM Senior Secured 14% Notes due 2020 of the Purchaser in the initial outstanding principal balance of $30,000,000 issued on the Closing Date.

“Non-Commercial Sales” has the meaning set forth in Section 9.3(a) of the Counterparty License Agreement.

“Patent” means any pending or issued patent or continuation, continuation in part, division, extension or reissue thereof.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Purchased Assets” means, collectively, the Seller’s (a) right, title and interest in, to and under the Counterparty License Agreement to (i) receive all of the Royalties, (ii) receive the reports produced by Counterparty pursuant to the Counterparty License Agreement in respect of sales of Licensed Products in the Territory, (iii) audit the records of Counterparty in respect of such sales pursuant to the Counterparty License Agreement and receive an audit report summarizing the results of any such audit and (iv) make indemnification claims against Counterparty pursuant to the Counterparty License Agreement, (b) rights under the Currency Hedge Agreement to receive the Currency Hedge Payments, (c) right to disapprove of an assignment of the Counterparty License Agreement by Counterparty and (d) right to transfer, assign or pledge the foregoing, in whole or in part, and the proceeds of and the rights to enforce each of the foregoing. For the avoidance of doubt, Purchased Assets do not include (x) any amounts payable by Counterparty to the Seller in consideration for the supply by the Seller of Compound to Counterparty or (y) any royalties payable by Counterparty to the Seller arising out of, related to or resulting from Non-Commercial Sales.

“Royalties” means (a) all royalties paid, owed, accrued or otherwise required to be paid to the Seller or any of its Affiliates under the Counterparty License Agreement arising out of, related to or resulting from Commercial Sales by Counterparty or its Affiliates of Licensed Product in the Territory (including not only from the Commercial Sale of currently approved indications for Licensed Product in the Territory, but also from any additionally approved indications and from any off-label usage for Licensed Product in the Territory) and, in each case, attributable to the period commencing on the Royalties Commencement Date, including (i) all amounts due or to be paid to the Seller or any of its Affiliates under Section 9.3(b) of the Counterparty License Agreement and (ii) all amounts due or to be paid to the Seller or any of its Affiliates in lieu thereof (whether based upon Commercial Sales of Licensed Product in the Territory or otherwise), (b) all future milestone payments paid, owed, accrued or otherwise required to be paid to the Seller or any of its Affiliates under the Counterparty License Agreement, (c) all indemnity payments, recoveries, damages or award or settlement amounts paid or payable to the Seller or any of its Affiliates by any third party and arising out of or relating to the Commercial Sale of Licensed Products in the Territory or as a result of a breach by any Person other than the Seller of the Counterparty License Agreement with respect to the Commercial Sale of Licensed Products in the Territory and attributable to the period commencing on the Royalties Commencement Date, including pursuant to Section 4.5(d) or Section 4.5(e) of the Purchase and Sale Agreement, (d) all other amounts paid by Counterparty or any other Person pursuant to the Counterparty License Agreement arising out of, related to or resulting from the Commercial Sale by Counterparty or its Affiliates of Licensed Products in the Territory and attributable to the period commencing on the Royalties Commencement Date, (e) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described herein and (f) all proceeds (as defined under the UCC) of any of the foregoing.

“Royalties Commencement Date” means January 1, 2011.

“Territory” means Japan and Taiwan.

“Trustee” means U.S. Bank National Association, a national banking association, as initial trustee of the Notes under the Indenture, and any successor appointed in accordance with the terms of the Indenture.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest granted pursuant to Section 2.1(d) of the Purchase and Sale Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of the Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

BIOCRYST PHARMACEUTICALS, INC.
By:	/s/ Stuart Grant
	Name:	Stuart Grant
	Title:	Chief Financial Officer

JPR ROYALTY SUB LLC
By:	BioCryst Pharmaceuticals, Inc., its Manager

By:	/s/ Stuart Grant
	Name:	Stuart Grant
	Title:	Chief Financial Officer

EXHIBIT B
FORM OF COUNTERPARTY INSTRUCTION
     March 9, 2011
VIA OVERNIGHT COURIER
SHIONOGI & CO., LTD.
12-4, Sagisu 5 chome
Fukushima-ku, Osaka 553-0002
Japan
Attention: General Manager, License Department
Ladies and Gentlemen:
Reference is hereby made to that certain License, Development and Commercialization Agreement dated as of February 28, 2007 between BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst”), and Shionogi & Co., Ltd., a Japanese corporation (“Shionogi”), as amended by that certain First Amendment to License, Development and Commercialization Agreement dated as of September 30, 2008 between BioCryst and Shionogi, that certain letter agreement dated May 10, 2010 executed by BioCryst and Shionogi and that certain Consent Agreement dated as of November 2, 2010 between BioCryst and Shionogi (collectively, the “License Agreement”).
Effective as of March 9, 2011, as evidenced by a Bill of Sale dated as of March 9, 2011 between JPR Royalty Sub LLC, a Delaware limited liability company (the “Purchaser”), and BioCryst (the “Bill of Sale”), which is attached hereto as Appendix A, BioCryst is selling, transferring, conveying, assigning, contributing and granting the “Purchased Assets” described in such Bill of Sale.
In addition, the Purchaser has granted a security interest in the Purchased Assets to U.S. Bank National Association, a national banking association (the “Trustee”), for the benefit of certain noteholders of the Purchaser.
Accordingly, you are hereby irrevocably and unconditionally directed to make all payments of Royalties (as defined in the Bill of Sale, and which definition includes certain milestone payments) to BioCryst by Shionogi on or after January 1, 2011 by wire transfer in United States dollars to the following account:
U.S. Bank National Association
ABA No. 091000022
Account No. 173103321092
Ref: JPR Royalty Collection Account
Attention: Josh Tripi
In addition, you are hereby irrevocably and unconditionally instructed to send all reports or other notices sent or required to be sent to BioCryst pursuant to the License Agreement, including the

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reports produced by Shionogi pursuant to Section 9.3(f) of the License Agreement, to the following party at the following address, beginning immediately:
JPR Royalty Sub LLC
c/o BioCryst Pharmaceuticals, Inc., as Manager and Servicer
4505 Emperor Boulevard, Suite 200
Durham, North Carolina 27703
Attention: General Counsel
Telephone: 919-859-1302
Facsimile: 919-851-1416
Email: abarnes@biocryst.com
Thank you for your cooperation regarding this matter.

Very truly yours, BIOCRYST PHARMACEUTICALS, INC.
By:
Name:
Title:

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APPENDIX A
Bill of Sale
See attached.

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EXHIBIT C
INTELLECTUAL PROPERTY MATTERS
“PTE” in the chart below means patent term extension.

		Application Serial	Application Filing	Publication /
Country	Owner	No.	Date	Patent Number	Expiration Date
Japan	BioCryst Pharmaceuticals, Inc.	2000-526468	December 17, 1998	4102022	October 2, 2020 (PTE granted)

Japan	BioCryst Pharmaceuticals, Inc.	2001-506133	June 9, 2000	4532801	June 9, 2020

Japan	BioCryst Pharmaceuticals, Inc.	2001-506983	June 9, 2000	4262920	May 2, 2021 (PTE granted)

Japan	BioCryst Pharmaceuticals, Inc.	2008-25550	February 5, 2008	2008-163035	If granted, expiration will be December 17, 2018

Japan	BioCryst Pharmaceuticals, Inc.	2008-314190	December 10, 2008	4597237	June 9, 2020

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